Exhibit 5.1

[LETTERHEAD OF SMITH, STRATTON, WISE, HEHER & BRENNAN, LLP]

                      December 3, 2003

deCODE genetics, Inc.
Sturlugata 8
Reykjavik, Iceland

Ladies and Gentlemen:

        We have acted as counsel to deCODE genetics, Inc., a Delaware corporation (the "Company") in connection with the filing by the Company of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale (i) by the Company of 3,000,000 shares of its common stock (the "Shares") pursuant to the Company's 2002 Equity Incentive Plan (the "2002 Plan"), and (ii) by the selling stockholders named in the Registration Statement of 772,904 shares of the Company's common stock (the "Stockholder Shares") issued under the Company's 1996 Equity Incentive Plan.

        We have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that the Stockholder Shares are legally issued, fully paid and non-assessable and the Shares, when issued, delivered and sold in accordance with the terms of the 2002 Plan and the stock options granted thereunder, if applicable, will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                      Sincerely,

                      /s/ Smith, Stratton, Wise, Heher & Brennan, LLP